PROPERTY OPTION AGREEMENT

Wolfe Creek and Covenant Properties, British Columbia, Canada

THIS AGREEMENT is dated as of the 13th day of March, 2007

BETWEEN:

HEMIS CORPORATION
Bettlistrasse 35, 8600 Dübendorf, Switzerland
("HEMIS")

AND:

STACS GMBH
Gutrainstrasse 7b, 8303 Bassersdorf, Switzerland
("STACS")

WHEREAS: Stacs holds a 100% interest in those exploration licenses or mineral claims comprising the Wolfe Creek and Covenant properties in British Columbia, Canada as more particularly described in Schedule "A" hereto; and has agreed to grant to Hemis the exclusive option to acquire all of its interest therein; on the terms and conditions set forth herein,

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the payments by Hemis to Stacs as contemplated herein, and of the mutual covenants and agreements herein contained (the receipt and sufficiency of which is hereby expressly acknowledged by Stacs), the parties agree as follows:

1. DEFINITIONS

1.1 In this Agreement and in the Schedules and the recitals hereto, unless the context otherwise requires, the following expressions will have the following meanings:

"Execution Date" means the date of this Agreement first mentioned above;

"Feasibility Study" has the meaning ascribed thereto in Canada's National Instrument 43-101 *Standards of Disclosure for Mineral Projects*;

"Property" means those mineral claims, exploration licenses, concessions or rights, as more particularly described in Schedule "A" hereto, together with all prospecting, research, exploration, exploitation, operating and mining permits, licences and leases associated therewith, mineral, surface, water and ancillary or appurtenant rights attached or accruing thereto, and any mining license or other form of substitute or successor mineral title or interest granted, obtained or issued in connection with or in place of or in substitution for any such Property (including, without limitation, any Property issued to cover any internal gaps or fractions in respect of such ground).

"Securities Act" means the Securities Act of 1933;

"Shares" mean common shares in the capital of Hemis.

2. OPTION

2.1 Stacs hereby grants to Hemis the sole and exclusive right and option (the "Option") to acquire from Stacs an undivided 100% percent right, title and interest in and to the Property in accordance with the terms of this Agreement.

2.2 To exercise the Option, Hemis must incur an aggregate of $1,000,000 in exploration expenses on the Property from the Execution Date until March 13, 2010.

The exploration expenditures are herein collectively referred to as the "Option Conditions".

2.3 For purposes hereof, "expenditures" means all expenses, obligations and liabilities of whatever kind or nature spent or incurred directly or indirectly by Hemis from the Execution Date in connection with the Property; including, moneys expended in maintaining the Property in good standing and in applying for and securing all necessary leases or permits; moneys expended toward all taxes, fees and rentals; moneys expended in doing and filing assessment work; expenses paid for or incurred in connection with any program of surface or underground prospecting, exploring, geophysical, geochemical and geological surveying, diamond drilling and drifting, raising and other underground work, assaying and metallurgical testing and engineering, environmental studies, data preparation and analysis; costs of acquiring research materials, reports and data; costs of paying the fees, wages, salaries, traveling expenses, and fringe benefits (whether or not required by law) of all persons engaged directly in work with respect to and for the benefit of the Property, in paying for the food, lodging and other reasonable needs of such persons; and including a charge in lieu of overhead, management and other unallocable costs equal to ten (10%) percent of all such expenditures for contracts of less than $100,000, and five (5%) percent for contracts of $100,000 or more.

2.4 This Agreement is an option agreement only, and all payments and conditions comprising the Option Conditions are and shall remain optional to Hemis, such that Hemis need not pay any of the same. Upon the failure of Hemis to fulfill the Option Conditions, the Option and this Agreement will automatically terminate.

2.5 Prior to the exercise of the Option, Hemis shall pay all taxes, rentals and maintenance fees on the Property as may be necessary to keep the Property in good standing, and shall perform all other actions which may be necessary in that regard, including without limitation, keeping the Property free and clear of all liens, charges and encumbrances of any kind whatsoever which were the result of any actions taken or not taken by Hemis.

2.6 If, prior to the exercise of the Option, Hemis wishes to abandon one or more claims comprising any of the Property, Stacs shall retain the beneficial interest in the abandoned claims and Hemis shall not have any further right to acquire any interest in such claims pursuant to the terms of this Agreement. For clarity, the Option Conditions will not change if any portion of the Property is abandoned. Hemis will do those things

contemplated in sections 7.1(a) to (d) with respect to any claims abandoned or dropped by it.

2.7 Once Hemis has fulfilled the Option Conditions in full, Hemis will have exercised the Option and have acquired an undivided 100% right, title and interest in and to the Property, subject to the royalty reserved to Stacs in section 2.9 below, and will give written notice to Stacs to that effect.

2.8 Stacs acknowledges that the Shares to be delivered to it pursuant to paragraph 2.2 will be subject to resale restrictions such that the same may not be traded for a period expiring four months from the date of issuance.

2.9 In addition to the Option Conditions, Hemis agrees to pay to Stacs the following consideration:

(i) a royalty on all placer gold produced and other associated minerals derived from the Property equivalent to 3% of the gross proceeds received by Hemis from the sale thereof, to be calculated and paid in accordance with Schedule "B" hereto (the "Royalty");

3. PRE-EXERCISE ACTIVITIES

3.1 Prior to exercise of the Option, Hemis will have full right, power and authority to do everything necessary or desirable in accordance with good mining practice in connection with the exploration and development of the Property, including without limiting the generality of the foregoing, the right, power and authority to regulate access to the Property.

3.2 Prior to the exercise of the Option, Hemis will have the following duties and obligations:

(a) to manage, direct and control all exploration, development and production operations in, on and under the Property in a prudent and workmanlike manner, and in compliance with all applicable laws, rules, orders and regulations;

(b) subject to the terms and conditions of this Agreement, to keep the Property in good standing and free and clear of liens, charges and encumbrances of every character arising from operations hereunder (except liens for taxes not yet due, and other claims and liens contested in good faith by Hemis) and to proceed with all diligence to contest or discharge any lien that is filed;

(c) to obtain and maintain, or cause any contractor engaged to obtain and maintain, adequate insurance coverage with respect to activities on or with respect to the Property;

(d) to permit Stacs or its representatives, at their own expense and risk, access to the Property and all data derived from carrying out work hereunder, provided that in exercising such right Stacs will not

unreasonably interfere with the activities of Hemis and that Stacs and its representatives will defend, indemnify and save harmless Hemis and its directors, officers, employees and agents from and against all and any losses, damages, expenses, claims, suits, actions and demands of any kind or nature whatsoever in any way referable to or arising out of the entry, presence or activities of Stacs or its representatives in connection with access to the Property including, without limitation, bodily injuries or death or damage to property at any time resulting therefrom;

(e) to perform its duties and obligations in a manner consistent with good exploration and mining practices;

(f) defend, indemnify and save Stacs and its directors, officers and employees harmless from any and all losses, damages, expenses, claims, suits, actions or demands of any kind or nature whatsoever in any way referable to or arising out of any work done by Hemis on or with respect to the Property; and

(g) prior to commencing any operations or activities on the Property, obtain all necessary operating and environmental permits and post any required reclamation or other bonds or safekeeping agreements required by any governmental agency.

4. REPRESENTATIONS AND WARRANTIES

4.1 Hemis represents and warrants to Stacs that:

(a) it is a company duly incorporated, organized and validly subsisting under the laws of Nevada and is qualified to acquire and dispose of interests in, and to explore, develop and exploit, mining properties in North America;

(b) it has full power, capacity and authority to carry on its business and to enter into and perform its obligations under this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

(c) all necessary corporate and shareholder approvals have been obtained and are in effect with respect to the transactions contemplated hereby, and no further action on the part of the directors or shareholders is necessary or desirable to make this Agreement valid and binding on it;

(d) neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by its constating documents or any agreement to which it is a party;

4.2 Stacs hereby represents and warrants to Hemis that:

(a) it has full power, capacity and authority to enter into and perform its obligations under this Agreement and any agreement or instrument referred to or contemplated herein;

(b) neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by, any agreement to which it is a party;

(c) each of the exploration licenses, mineral claims or interests comprising the Property have been duly and validly issued by and recorded with the applicable government agencies in accordance with all applicable laws and regulations; are accurately described in Schedule "A" hereto, and Stacs holds or will hold a 100% interest in and to each of the licenses, claims or interests comprising the Property free and clear of all liens, charges, royalties and encumbrances (save and except for all governmental royalties and interests);

(d) Stacs has the exclusive right to enter into this Agreement and has all necessary authority to dispose of an interest in and to the Property in accordance with the terms of this Agreement; and

(e) there are no pending or threatened actions, suits, claims or proceedings regarding the Property or any portion thereof of which Stacs is aware.

4.3 The representations and warranties hereinbefore set out are conditions on which the parties have relied in entering into this Agreement and will survive the acquisition of any interest in the Property by Hemis and each of the parties will indemnify and save the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by it and contained in this Agreement.

5. COVENANTS OF STACS AND HEMIS

5.1 During the currency of this Agreement the parties covenant and agree with each other as follows:

(a) so long as Hemis is not in default hereunder, Stacs will not do any act or thing which would in any way adversely affect the rights of Hemis hereunder;

(b) Stacs will make available to Hemis and its representatives all records and files in its possession relating to the Property within ten days of executing this Agreement, and Stacs will permit Hemis and its representatives at their own risk and expense to take abstracts therefrom and make copies thereof;

(c) Stacs will co-operate as reasonably necessary with Hemis in obtaining any surface and other rights on or related to the Property as Hemis deems desirable;

(d) Stacs will promptly provide Hemis with any and all notices and correspondence received by Stacs from the relevant government

agencies in respect of the Property and further request such agencies to copy Hemis on all correspondence and notices; and

(e) Hemis will provide to Stacs semi-annual reports on the following: (i) work completed on the Property, (ii) results of the work completed, (iii) planned work and expenditures for the six months, and (iv) expenditures incurred toward work on the Property.

6. TERMINATION OF OPTION

6.1 This Agreement, except for the provisions of section 7, and the Option will (unless otherwise agreed by Stacs in writing) terminate:

(a) upon the failure of Hemis fulfill the Option Conditions pursuant to subsection 2.2; or

(b) if Hemis gives notice in accordance with subsection 6.2.

6.2 At any time prior to the exercise of the Option, Hemis will have the right to terminate this Agreement and the Option by giving not less than thirty days' written notice to that effect to Stacs.

7. OBLIGATIONS AFTER TERMINATION OF OPTION

7.1 If (i) Hemis abandons any claims; or (ii) this Agreement is terminated for any reason whatsoever prior to the exercise of the Option, this Agreement, including the Option, but excluding this section 7 (which will continue in full force and effect for so long as is required to give full effect to the same) will be of no further force and effect except that Hemis will:

(a) leave the Property:

(i) in good standing and in accordance with the applicable laws and regulations for a minimum period of twelve months from the effective date of such termination,

(ii) free and clear of all liens, charges and encumbrances arising from this Agreement or its operations hereunder,

(iii) in a safe and orderly condition, and

(iv) in a condition which is in compliance with all applicable rules and orders of governmental authorities with respect to reclamation and restoration of the surface to the Property;

(b) deliver to Stacs, within ninety days of termination, a report on all work carried out by Hemis on the Property together with copies of all maps, drillhole logs, assay results, reports and other information compiled or prepared by or on behalf of Hemis with respect to work on or with respect to the Property, and make available to Stacs (at the place of storage) all core, samples and sample pulps and rejects;

(c) unless otherwise agreed by Stacs, remove from the Property within six months of the effective date of termination all materials, equipment and facilities erected, installed or brought upon the Property by Hemis; and

(d) deliver to Stacs a duly executed quitclaim of all right, title and interest of Hemis in and to the Property in favour of Stacs.

8. SHARING OF AND CONFIDENTIAL NATURE OF INFORMATION

8.1 Each party agrees that all information obtained hereunder will be the exclusive property of the parties and not publicly disclosed or used other than for the activities contemplated hereunder except as required by law or by the rules and regulations of any regulatory authority or stock exchange having jurisdiction or with the written consent of the other party, such consent not to be unreasonably withheld.

9. ASSIGNMENT

9.1 Either party may at any time assign or transfer any or all of its interest herein, provided such assignee agrees to abide by and be bound by the terms of this Agreement in the same manner and to the same effect as if an original signatory hereto.

9.2 In the event of any sale, assignment or disposition of any nature whatsoever by either party hereto of any entitlement or rights hereunder or to the Property (or any interest therein or part thereof) to any other party (a "Third Party"), then and in any such event the selling or disposing party shall:

(a) furnish to the Third Party a true copy of this Agreement;

(b) obtain the Third Party's written agreement in favour of the other party or parties that the Third Party shall be bound by the terms of this Agreement as if it were a party thereto in the place and stead of the selling or disposing party; and

(c) ensure that any agreement between the Third Party and the selling or disposing party contains provisions similar to those set forth in this part 9 of this Agreement, to be binding upon the Third Party and any successor or assign, and that such agreement is registered at the public registries in which it is required or customary to register mining agreements pertaining to land.

10. FORCE MAJEURE

10.1 Hemis shall not be deemed to be in default hereunder for failure or delay to perform any of its covenants pursuant to this Agreement including incurring expenditures toward payment of the Option Price, if prior to the requirement to perform such covenant any material dispute arises as to the ownership or title to any part of the Property or to the minerals therein, including native land claims (a "Title Dispute"). Should Hemis seek to rely on the provisions of this section 10.1 it will promptly give written notice to Stacs of the particulars thereof and all time limits imposed by this Agreement will be extended from the date of delivery of such notice by a period equivalent to the period of delay resulting from such Title Dispute. Should Hemis pay any amounts toward settling a Title

Dispute (which it may only do with the consent of Stacs), such amounts will be deducted from and will reduce the payments due by Hemis to Stacs pursuant to Options Conditions

11. NOTICES

11.1 Any notice, direction or other instrument required or permitted to be given under this Agreement will be in writing and may be given by the delivery of the same or by mailing the same by prepaid registered or certified mail or by sending the same by facsimile, e-mail or other similar form of communication, in each case addressed to the address first listed above or the following facsimile numbers or e-mail addresses:

Stacs:

Dr. Fuat Cirit
Stacs GmbH
Gutrainstrasse 7b
8303 Bassersdorf
Switzerland

Hemis:

Norman Meier
Hemis Corporation
Bettlistrasse 35
8600 Dübendorf
Switzerland

11.2 Any notice, direction or other instrument will:

(a) if delivered, be deemed to have been given and received on the day it was delivered;

(b) if mailed, be deemed to have been given and received on the fifth business day following the day of mailing, except in the event of disruption of the postal service in which event notice will be deemed to be received only when actually received; and

(c) if sent by facsimile, email or other similar form of communication, be deemed to have been received by each party on the day it was actually received.

11.3 Any party may at any time give to the others notice in writing of any change of address of the party giving such notice and from and after the giving of such notice the address or addresses therein specified will be deemed to be the address of such party for the purposes of giving notice hereunder.

12. GENERAL

12.1 Each party will be responsible for their respective legal costs incurred in connection with the preparation, execution and Exchange approval of this Agreement.

12.2 Hemis agrees to give Stacs a draft copy, for its review, of each news release it intends to disseminate which contains any information concerning the Property, at least 24 hours prior to the time of its intended dissemination.

12.3 The parties will execute such further and other documents and do such further and other things as may be necessary or convenient to carry out and give effect to the intent of this Agreement.

12.4 All references to moneys hereunder are in United States dollars, unless otherwise noted. All payments to be made to any party hereunder may be made by cheque or bank draft mailed or delivered to such party at its address for notice purposes as provided herein, or deposited for the account of such party at such bank as such party may designate from time to time by notice to the paying party.

12.5 This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

12.6 This Agreement shall constitute the entire agreement between the parties and replaces and supersedes all prior agreements, arrangements, negotiations and representations, whether oral or written, express or implied, statutory or otherwise between the parties with respect to the subject matter herein.

12.7 If any one or more of the provisions contained herein should be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provision shall not in any way be affected or impaired thereby in any other jurisdiction, and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF this agreement has been executed by the parties hereto as of the day and year first above written.

HEMIS CORPORATION)
)
______________________________)
Authorized signatory)
)
______________________________)
Witness)
)
)

STACS GMBH)
)
)
)
___________________________________)
Authorized signatory)
)
___________________________________)
Witness)

This is Page 10 of that certain agreement dated the 13th day of March 2007, between Hemis Corporation, of the first part, and Stac GmbH of the second part, and having two Schedules (Schedule "A, and " Schedule "B") which each form an intrinsic part of this Agreement.

Schedule "A"

Description of the Property

Wolfe Creek Placer Claims	524570 545941 548020	Lat: 48°29'26" Long: 123°41'59"
Covenant	534244	Lat: 48°32'6" Long: 123°56'43"

Schedule "B"
Royalty

Hemis hereby reserves unto Stacs, a royalty (the "Royalty") equal to three percent (3%) of the proceeds from the sale or other disposition of all placer gold, received from any purchaser of any placer gold derived from the ore mined from the Property (after deducting therefrom all charges and penalties (imposed by the purchaser) and the cost of transportation to any processing facility after creation of placer gold, insurance premiums, sampling and assaying charges incurred after the placer gold concentrates have left the concentrator and all appropriate sales taxes. If minerals other than placer gold are mined and sold from the Property, the Royalty provided herein shall likewise apply to such minerals and shall be calculated as set out above based on payment received from a purchaser after the creation of a concentrate or otherwise marketable product. In no case shall the cost of mining, transportation or concentrating costs prior to the creation of the first marketable placer gold produced be deducted from the selling price in the calculation of Royalty. If any portion of the place gold or other minerals extracted and derived from the ore mined from the Property is sold to a purchaser owned or controlled by Hemis or treated by a facility owned or controlled by Hemis, the actual proceeds received shall be deemed to be an amount equal to what could be obtained from a purchaser or facility not so owned or controlled by Hemis after deducting therefrom a charge equal to the transportation cost which would have been incurred had the material been transported to such third party.

The Royalty reserved herein shall be subject to the following:

1. Payment of Royalty

a. *Frequency of Payment of Royalty.* Payment of Royalty hereunder shall be due and payable within thirty business days after the sale proceeds are received from any purchaser of placer gold or other minerals mined from the Property.

b. *Method of Making Payments.* All payments required hereunder may be mailed or delivered to any single depository as Stacs may instruct. If Hemis makes a payment or payments on account of the Royalty in accordance with the provisions of this instrument, it will have no further responsibility for distribution of the Royalty. All charges of the agent, trustee or depository will be borne solely by the parties receiving payments of Royalty. The delivery or the deposit in the mail of any payment hereunder on or before the due date thereof shall be deemed timely payment hereunder.

2. Records and Reports

a. *Records, Inspection and Audit.* Within ninety days following the end of each calendar year, commencing with the year in which the Property is brought into commercial production (not inclusive of any bulk sampling programs), Hemis shall deliver to Stacs a statement of the Royalty paid for said calendar year. Stacs shall have the right within a period of three months from receipt of such statements to inspect Hemis's books and records relating thereto and to conduct an independent audit of such books and records at its own cost and expense.

b. *Objections.* If Stacs does not request an inspection of Hemis's books and records during the three month period referred to in the preceding paragraph, all payments of Royalty for the annual period will be considered final and in full satisfaction of all obligations of Hemis with respect thereto. If Stacs disputes any calculation of Royalty, Stacs shall deliver to Hemis a written notice (the "Objection Notice") describing and setting forth a specific objection within sixty days after receipt by Stacs of the final statement. If such audit determines that there has been a deficiency or an excess in the payment made to Stacs, such deficiency or excess will be resolved by adjusting the next payment due hereunder. Stacs will pay all the costs and expenses of such audit unless a deficiency of five percent or more of the amount due is determined to exist. Hemis will pay the costs and expenses of such audit if a deficiency of five percent or more of the amount due is determined to exist. All books and records used and kept by Hemis to calculate the Royalty due hereunder will be kept in accordance with generally accepted accounting principles.

3. Enurement

The Royalty reserved herein shall run with the land and be binding on all subsequent owners of the Property, including any amendments, relocations, patents of the same or additional or alternative rights to mine as may be conferred by any changes in the mineral laws of the United States.

4. Assignments by Stacs

Stacs may transfer, pledge, mortgage, charge or otherwise encumber all or any part of its right, title and interest in and to its Royalty reserved hereunder, provided, however, that Hemis shall be under no obligation to make its payments hereunder to such assignee, transferee, pledge or other third party until Hemis's receipt of Notice concerning the assignment or transfer.